                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 NOVELL, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO

                                 NOVELL, INC.

                           1555 NORTH TECHNOLOGY WAY
                                OREM, UT 84057
                               February 17, 1995


Dear Shareholder:

  You are cordially invited to attend the Company's 1995 Annual Meeting on Wednesday April 12, 1995.

  The meeting will begin promptly at 2 p.m. Mountain Time in the Auditorium at our new Corporate Headquarters, 1555 North Technology Way, Orem, Utah. Please note a map has been provided for your convenience on the bottom half of the proxy card.

  The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

  The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

  Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

  Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

                                          Sincerely,

                                          Robert J. Frankenberg
                                          Chairman, President and
                                          Chief Executive Officer

                               [LOGO OF NOVELL]

                                  NOVELL, INC.
                           1555 NORTH TECHNOLOGY WAY
                                 OREM, UT 84057

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 12, 1995

TO THE SHAREHOLDERS OF NOVELL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of NOVELL, INC. will be held at the new Novell Corporate Headquarters located at 1555 North Technology Way, Orem, Utah 84057, on Wednesday, April 12, 1995, at 2:00 p.m. Mountain Time, for the following purposes:

    1. To elect nine directors;

    2. To approve the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue to 600,000,000 from 400,000,000;

    3. To approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder from 4,000,000 to 8,000,000; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on February 13, 1995, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ DAVID R. BRADFORD
                                          David R. Bradford
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary

February 17, 1995


 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                                       OF

                                  NOVELL, INC.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of Novell, Inc., a Delaware corporation ("Novell" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1995 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the new Novell Corporate Headquarters located at 1555 North Technology Way, Orem, Utah 84057, on Wednesday, April 12, 1995, at 2:00 p.m. Mountain Time, and any adjournment thereof. These proxy materials are being mailed on or about February 17, 1995, to all shareholders of record as of February 13, 1995, of the Company's Common Stock. At the Annual Meeting, the Company's shareholders will be asked to elect nine directors, to approve the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue to 600,000,000 from 400,000,000, to approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan and to vote on such other matters as may properly come before the Annual Meeting.

PERSONS MAKING THE SOLICITATION

  All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telegraph, telefax, or telex, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. Additionally, the Company has elected to retain the services of Corporate Investor Communications, Inc. for the purposes of broker nominee search, distribution of proxy materials to banks, brokers, nominees and intermediaries and conduct a telephone campaign in order to obtain voted proxies for the Annual Meeting at an estimated cost of $6,500, plus out-of-pocket expenses.

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record, as of the close of business on February 13, 1995 (the "Record Date"), of the Company's Common Stock, par value $.10 per share ("Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, 366,209,441 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock entitles the holder thereof to one vote. As of the Record Date, the closing price of the Common Stock on the NASDAQ National Market was $21.00 per share.

REVOCABILITY OF PROXY

  A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the approval of the adoption of an amendment to the Company's Restated Certificate of Incorporation, FOR the approval and ratification of the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  All share amounts referred to in this Proxy Statement have been adjusted to reflect the two-for-one stock split on August 26, 1992. The following table sets forth, as of January 31, 1995, information relating to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                          COMMON STOCK(1)
                                                       ----------------------
                                                                  PERCENT OF
                                                       NUMBER OF  OUTSTANDING
                                                         SHARES     SHARES
                                                       ---------- -----------
      Raymond J. Noorda(2)............................ 28,364,144     7.76%
       10050 North Wolfe Road
       SW2-240
       Cupertino, CA 95014
      Bruce W. Bastian(3)............................. 25,678,490     7.02
       P.O. Box 1571
       Orem, UT 84059
      Alan C. Ashton, Ph.D.(4)........................ 22,552,298     6.17
       600 South Palisade Drive
       Orem, UT 84058
      Robert J. Frankenberg...........................     36,500      *
      Kanwal S. Rekhi(5)..............................    715,434      *
      Elaine R. Bond..................................     48,000      *
      Jack L. Messman(6)..............................    712,000      *
      Larry W. Sonsini................................     46,604      *
      Ian R. Wilson(7)................................    104,000      *
      John A. Young...................................          0      *
      Mary M. Burnside................................    125,459      *
      Joseph A. Marengi...............................     73,242      *
      James R. Tolonen(8).............................    174,907      *
      All directors and executive officers as a group
       (24 persons)                                    52,151,517    14.18

- --------
*   less than one percent

(1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them. As to each person or group named in the table, the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from January 31, 1995: Mr. Rekhi 101,250, Ms. Bond 48,000, Mr. Messman 112,000, Mr. Sonsini
    40,000, Mr. Wilson 96,000, Ms. Burnside 97,500, Mr. Marengi 52,100, Mr.
    Tolonen 65,000, all directors and executive officers as a group 2,093,962.

(2) Of such shares, (i) 16,468,144 are held by a trust (of which Mr. Noorda is a co-trustee) for the benefit of members of Mr. Noorda's immediate family and (ii)11,076,600 shares are held by Dialogic Systems Corporation, a corporation in which Mr. Noorda is the sole shareholder and holds 100% of the stock.

(3) Of such shares, (i) 5,497,756 are beneficially owned by Mr. Bastian's wife not living in the same household, as to which shares Mr. Bastian disclaims beneficial ownership, (ii) 399,744 shares are held in custodianship for the benefit of his minor children, as to which he disclaims beneficial ownership and (iii) 150,000 are held by a charitable trust (of which Mr. Bastian is a co-trustee), as to which he disclaims beneficial ownership.

(4) Of such shares, (i) 5,316,890 are held in a trust (of which Dr. Ashton is co-trustee and his wife as beneficial owner), (ii) 344,380 are held in custodianship for benefit of his minor children, as to which he disclaims beneficial ownership, (iii) 275,504 are held by his adult children living at home, as to which shares he disclaims beneficial ownership, (iv) 170,000 are held in charitable remainder unitrusts (of which Dr. Ashton is a co-trustee) and (v) 850,000 are held in the Family Foundation (of which Dr. Ashton is a co-trustee).

(5) Includes 45,184 shares held by trusts for Mr. Rekhi's minor children under Trust Agreements dated December 15, 1989, of which trusts he serves as a co-trustee and as to which shares he disclaims beneficial ownership.

(6) Includes 40,000 shares held by Mr. Messman as custodian for his minor children.

(7) Mr. Wilson holds 8,000 shares as trustee for his Defined Benefit Pension
    Plan.

(8) Includes 8,472 shares held by Mr. Tolonen's adult child living at home, as to which he disclaims beneficial ownership.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  A Board of nine directors is to be elected at the Annual Meeting. Unless otherwise indicated by the shareholder on the Proxy Card, the persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders of the Company, and until their successors are duly elected and qualified, except in the event of their earlier death, resignation, or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

        NAME                  PRINCIPAL OCCUPATION           DIRECTOR SINCE AGE
        ----                  --------------------           -------------- ---
 Robert J. Franken-  Chairman of the Board, President and
  berg                Chief Executive Officer of the
                      Company(1)...........................       1994       47
 Alan C. Ashton      Co-founder of former WordPerfect(2)...       1994       51
 Bruce W. Bastian    Co-founder of former WordPerfect(3)...       1994       46
 Elaine R. Bond      Retired(4)............................       1993       59
 Jack L. Messman     President and Chief Executive Officer
                      of Union Pacific Resources
                      Company(5)...........................       1985       54
 Kanwal S. Rekhi     Technical Consultant to the                  1989       48
                      Company(6)...........................
 Larry W. Sonsini    Member of the law firm of Wilson,
                      Sonsini, Goodrich & Rosati,
                      Professional Corporation(7)..........       1988       53
 Ian R. Wilson       Managing Partner of Dartford                 1989       65
                      Partnership(8).......................
 John A. Young       Retired(9)............................       1995       62

- --------
(1) Robert J. Frankenberg
    Chief Executive Officer, President and a Director of the Company since April 1994 and Chairman of the Board of Directors since August 1994. Mr. Frankenberg served as Vice President/General Manager, Personal Information Products Group of Hewlett-Packard Company (an international computation and measurement company) from April 1991 to April 1994. Mr. Frankenberg previously served as Vice President General Manager, Information Networks and Cooperative Computing Groups of Hewlett-Packard Company from November 1989 to April 1991. Mr. Frankenberg is a director of Electroglas, Inc.

(2) Alan C. Ashton, Ph.D.
    Co-founder of former WordPerfect Corporation (a software applications company) acquired by Novell on June 24, 1994. Dr Ashton served as Co-Chairman of WordPerfect Board of Directors from January 1, 1994 until June 24, 1994. Dr. Ashton served as President and Chief executive officer from January 1, 1993 until December 31, 1993. Dr Ashton also served as executive officer and or director of WordPerfect and certain of its subsidiaries for more than five years.

(3) Bruce W. Bastian
    Co-founder of former WordPerfect Corporation (a software applications company) acquired by Novell on June 24, 1994. Mr. Bastian served as Co-Chairman of WordPerfect Board of Directors from January 1, 1994 until June 24, 1994. Mr. Bastian served as Chairman of the Board of Directors from January 1, 1993 until December 31, 1993. Mr. Bastian also served as executive officer and or director of WordPerfect and certain of its subsidiaries for more than five years.

(4) Elaine R. Bond
    A Chase Fellow and Senior Consultant for Chase Manhattan Bank, (a New York based Money Center Bank) from December 1991 until her retirement on December 31, 1994. Ms. Bond previously served as Senior Vice President and Senior Technology Officer for Chase Manhattan Bank from 1981 to December 1991. Ms. Bond is a director of Washington National Corporation.

(5) Jack L. Messman
    President and Chief Executive Officer of Union Pacific Resources Company, (an oil company) since March 1991. Mr. Messman previously served as Chairman and Chief Executive Officer of U.S.P.C.I., Inc., (a hazardous waste disposal company) from 1988 to March 1991. Mr. Messman is a director of Cambridge Technology Partners, Inc. and Tandy Corporation.

(6) Kanwal S. Rekhi
    A technical consultant to the Company since January 7, 1995. Mr. Rekhi previously served as an Executive Vice President of the Company from June 1989 until January 6, 1995. Mr. Rekhi is a director of Gupta, Corp. and Rexon Incorporated.

(7) Larry W. Sonsini
    A Member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (a law firm) for more than the last five years. Mr. Sonsini is a director of ASK Computer Systems, Inc., LSI Logic Corporation, Lattice Semiconductor Corporation and Silicon Valley Group.

(8) Ian R. Wilson
    Managing partner of Dartford Partnership (a holding company) since August 1994. Mr. Wilson served as Chairman of the Board, Chief Executive Officer and President of Windmill Holdings Corp., (a milling and baking company) from February 1989 until January 1995. Mr. Wilson previously served as Chairman of the Board, Chief Executive Officer and President of Wyndham Foods, Inc., (a baking company) from 1985 to August 1990. Mr. Wilson also served as Chairman of the Board of Wilson Bottling Corporation from 1982 to August 1990. Mr. Wilson is a director of Aqua-Vie Beverage Corporation and Golden State Foods, Inc.

(9) John A. Young
    Mr. Young retired in 1992 as Chief Executive Officer of Hewlett-Packard Company, (an international computation and measurement company), a position he held for fifteen years. He has had a long association with competitiveness issues having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Competitiveness in 1986. Mr. Young is a director of Wells Fargo & Co., Chevron Corp., SmithKline Beecham plc, Shaman Pharmaceuticals Inc., Affymetrix, Abiotic Systems, General Magic, and is a member of The Business Council. He also is chairman of the board of Smart Valley, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held 17 meetings in fiscal 1994.

  The Board of Directors has two committees. The Audit Committee is comprised of Directors Messman as chairman, Bond and Wilson. The Compensation Committee is comprised of Directors Wilson as chairman, Bond and Messman. There is no Nominating Committee or any committee performing the function of a nominating committee.

  The Audit Committee met once during fiscal 1994. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent auditors, the scope of the audit, accounting controls, practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation Committee of the Board of Directors met three times during fiscal 1994. The Compensation Committee focuses on executive compensation, the administration of the Company's stock option and stock purchase plans and making decisions on the granting of discretionary bonuses. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation".

  During the last fiscal year, all directors, except Director Wilson, attended at least 75 percent of the meetings of the Board and Committees of which they were members. Director Wilson attended 71 percent of such meetings.

VOTE REQUIRED AND RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

  The nine nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner. Broker non-votes will also be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Shareholders do not have the right to cumulate their votes in the election of directors.

                                  PROPOSAL TWO

                    APPROVAL OF THE ADOPTION OF AN AMENDMENT
                 TO THE COMPANY'S CERTIFICATE OF INCORPORATION

DESCRIPTION OF PROPOSED AMENDMENT

  On November 18, 1994, the Board of Directors approved an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 400 million to 600 million. At the meeting, the shareholders will be asked to approve the Amendment. Under the proposed Amendment, Article Fourth of the Company's Certificate of Incorporation would be amended to read in full as follows:

  Fourth: The corporation shall be authorized to issue Six Hundred Million Five Hundred Thousand (600,500,000) shares, of which Six Hundred Million (600,000,000) shares shall be Common Stock, par value $.10 per share, and Five Hundred Thousand (500,000) shares shall be Preferred Stock, par value $.10 per share. The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the Preferred Stock or any series thereof shall be fixed by resolution of the Board of Directors of the corporation.

PURPOSE AND EFFECT OF THE AMENDMENT

  As of January 31, 1995, 365,584,705 shares of Common Stock were outstanding and 53,892,346 shares of Common Stock were reserved for issuance upon the exercise of options granted under the Company's stock option and purchase plans. Thus, the Company does not have sufficient authorized shares of Common Stock available to cover all shares that would otherwise be issuable under existing stock option and purchase plans previously approved by the shareholders. If the Amendment increasing the number of authorized shares of Common Stock is approved by shareholders, the reserves under such plans will be restored and there will also be additional shares of Common Stock reserved to cover future increases pursuant to the shareholder approved evergreen provision of the Company's 1991 Stock Plan and the proposed increase in shares reserved under the Company's 1989 Employee Stock Purchase Plan (Proposal Three). The purpose of the proposed Amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock is to provide authorized shares to cover reserves under existing stock plans and to make additional shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in connection with raising additional capital through the sale of the Company's securities, providing additional options or other stock incentives to the Company's employees or consultants, acquiring another company or its business or assets, establishing a strategic relationship with a corporate partner or declaring a stock dividend.

  Except as described above with respect to existing stock plans, the Board of Directors has no present agreement, arrangement, plan or understanding with respect to the issuance of any of the additional authorized shares. If the Amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

  Each additional share of Common Stock authorized by the proposed Amendment will have the same rights and privileges as each share of Common Stock currently authorized. Shareholders as such will have no statutory preemptive rights to receive or purchase any of the Common Stock authorized by this proposed Amendment.

  The increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

POTENTIAL ANTI-TAKEOVER EFFECT; OTHER PROVISIONS IN EFFECT

  The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

  The Company has previously adopted certain measures that may have the effect of helping it to resist an unfriendly takeover attempt. These includes (i) a Shareholder Rights Plan, which was put into effect December 1988, providing for the distribution of rights to purchase additional shares of the Company's stock in the event of certain attempts to acquire control of the Company; and (ii) provisions in the option plans and Directors' Plan providing for the acceleration of vesting of outstanding options in the event of a "change of control" of the Company, unless otherwise determined by the Board of Directors.

VOTE REQUIRED AND BOARD RECOMMENDATION

  The adoption of the Amendment to the Certificate of Incorporation requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. If the proposed Amendment is approved by shareholders, it will become effective upon filing and recording of a certificate of Amendment as required by the Delaware General Corporation Law. If the Amendment is not so approved, the Company's authorized capital stock will not change. The effect of an abstention or a broker non-vote is the same as that of a vote against the proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED INCREASE IN THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK OF THE COMPANY.

                                 PROPOSAL THREE

                APPROVAL AND RATIFICATION OF THE ADOPTION OF AN
          AMENDMENT TO THE COMPANY'S 1989 EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

  On November 18, 1994, the Board of Directors of the Company approved an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan ("Purchase Plan") to increase the number of shares available for issuance under the Purchase Plan from four million (4,000,000) to eight million (8,000,000). At the 1994 Annual Meeting the shareholders are being asked to approve such increase in shares under the Purchase Plan. The Board of Directors believes that the adoption of the amendment to the Purchase Plan will foster good employee relations, encourage and assist employees of Novell to acquire an equity interest in the Company. In addition the Board believes the adoption of the amendment will help align employee interest with other shareholders and help provide for the future financial security of Novell employees. The Purchase Plan should thereby be helpful in attracting, retaining and motivating employees. The details of the Purchase Plan are described below. A copy of the amended Purchase Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary.

DESCRIPTION OF PURCHASE PLAN, AS AMENDED.

  The following is a brief summary of certain features of the Purchase Plan.

  Eligibility. Any person who is employed by Novell (or by any of its designated subsidiaries) for at least twenty hours per week is eligible to participate in the Purchase Plan, subject to certain limitations imposed by
Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). No person who owns or hold options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent or more of the outstanding stock of the Company is entitled to participate in the Purchase Plan. As of January 31, 1995, approximately 7,900 employees were eligible to participate.

  Participation in an Offering. After the initial offering period, each offering of Common Stock under the Purchase Plan ("Offering") will be for a period of approximately six months. The commencement of each Offering under the Purchase Plan will start at the beginning of the Company's regular payroll periods that fall closest to November 1 and May 1 of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed ten percent of regular base salary. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the Purchase Plan or the employee's employment terminates. As of January 31, 1995 there were approximately 4,400 participants in the Purchase Plan.

  Purchase Price. The purchase price per share at which the shares of Common Stock are acquired under the Purchase Plan will be equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering or (ii) the last day of the Offering. The fair market value of the Common Stock on any relevant date will be equal to the closing bid price per share as reported on the NASDAQ National Market.

  Shares Purchased. The number of shares of the Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's paychecks during the offering by the purchase price. In any calendar year, no participant may purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted). At Novell's option, any cash not applied to the purchase of fractional shares will either be returned to the participant or applied toward the purchase of shares in subsequent offerings.

  Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future offerings. In effect, therefore, a participant is given an option that he or she may or may not exercise. However, once a participant withdraws from an Offering, that participant may not participate in the same Offering.

  Administration and Amendment. The Purchase Plan is administered, at the Company's expense, by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board's Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matters that affect the administration of the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan. The committee may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted, nor may any amendment make any change in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the shareholders of the Company if such amendment would increase the number of shares reserved for issuance under the Purchase Plan, materially modify the eligibility requirements, materially increase the benefits that may accrue to participants under the Purchase Plan or permit payroll deductions at a rate in excess of ten percent (10%) of the participants' compensation.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary is intended only as a general guide as to federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, tax consequences are subject to change and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

  The Purchase Plan is intended to be an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant of the option at the beginning of an Offering or the purchase of shares at the end of an Offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

  A sale or other disposition of the purchased shares will be a disqualifying disposition if it is made either within two years after the date the option is granted (i.e., the commencement date of the Offering to which the option pertains) or within one year from the last day of such Offering for the particular shares involved in the disposition.

  If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year of the Company in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeds the purchase price. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

  If the participant disposes of the shares after satisfying the two-year and one-year holding periods outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the day the option relating to the disposed shares was first granted. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss). Currently, the long-term capital gains rate is capped at 28 percent.

  If the shares are disposed of in a disqualifying disposition, then the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition. Even if the shares are disposed of for less than their fair market value measured as of the date of purchase, the same amount of ordinary income is attributed to a participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such date of the purchase.

PARTICIPATION IN THE PURCHASE PLAN

  Participation in the Purchase Plan is open to all employees of the Company who work 20 hours or more during a normal work week, including the executive officers named in the Summary Compensation Table (the "Named Officers"). Participation is voluntary and is dependent on each eligible employee's election to participate and their respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the amendment described above. As of the date of this proxy statement, 3,836,137 shares of Common Stock have been acquired by employees of the Company through participation in the Purchase Plan. The Company has received approximately $47.2 million from the purchase of stock by employees through the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. The following table sets forth information with respect to purchases of Common Stock by Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year ended October 29, 1994:

                             AMENDED PLAN BENEFITS

                                                     NUMBER OF SHARES
    NAME OF INDIVIDUAL OR                             PURCHASED UNDER     DOLLAR
IDENTITY OF GROUP AND POSITION                       PURCHASE PLAN (#) VALUE ($)(1)
- ------------------------------                       ----------------- ------------
    Robert J. Frankenberg...........................        1,315       $   3,403
     Chief Executive Officer, President and Chairman
      of the Board
    Raymond J. Noorda...............................            0               0
     Former Chief Executive Officer, President and
      Chairman of the Board
    Joseph A. Marengi...............................          805           2,204
     Executive Vice President--World Wide Sales
    Mary M. Burnside................................        1,172           3,153
     Executive Vice President and Chief Operations
      Officer
    James R. Tolonen................................        1,172           3,153
     Executive Vice President and Chief Financial
      Officer
    Kanwal S. Rekhi.................................            0               0
     Executive Vice President--Corporate Technology
    All current executive officers as a group (17
     persons).......................................       10,414          27,751
    All other employees as a group (3,064)..........      940,639       2,504,413

- --------
(1) Fair market value on date of purchase, minus the purchase price.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  Approval of the increase in shares reserved under the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast"). Votes that are cast against the proposal are counted both for purposes of determining the presence or absence of a quorum for the transaction of business and for purposes of determining the total number of Votes Cast with respect to this proposal.

  While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of the amendment to the Purchase Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast on this proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered as Votes Cast and, accordingly, will not affect the outcome of voting on this proposal.

  The Board of Directors believes that the opportunity for employees to acquire shares pursuant to the Purchase Plan will be important to attract and retain qualified employees and consultants essential to the success of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1994, 1993 and 1992 for the Chief Executive Officers and the four most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 in 1994.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                      ANNUAL                                ------------
                                  COMPENSATION(1)                              AWARDS
                                  ---------------                           ------------
                                                                             SECURITIES
                                                  OTHER ANNUAL  RESTRICTED   UNDERLYING   ALL OTHER
                                  SALARY   BONUS  COMPENSATION STOCK AWARDS   OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)   ($)(2)     ($)(3)       ($)(4)       (#)(5)       ($)(6)
- ---------------------------  ---- ------- ------- ------------ ------------ ------------ ------------
Robert J. Frankenberg(7).    1994 288,462 225,000   321,141      612,288      600,000       1,731
 Chief Executive Officer,
 President and Chairman
 of the Board

Raymond J. Noorda(8).....    1994 105,742     --        --           --           --        1,605
 Former Chief Executive      1993 285,585     --        --           --           --        4,285
 Officer, President and      1992 198,830     --        --           --           --        3,302
 Chairman of the Board

Joseph A. Marengi........    1994 324,676 175,324       --       315,500       95,000       4,500
 Executive Vice President    1993 178,400 171,660       --           --        40,000       4,497
 Worldwide Sales             1992 182,531  71,283       --           --        39,000       4,364

Mary M. Burnside.........    1994 298,857 147,000       --       315,500       80,000       4,500
 Executive Vice President    1993 256,675  95,680       --           --        60,000       4,497
 and Chief Operations        1992 186,118  76,027       --           --        90,000       4,364
 Officer

James R. Tolonen.........    1994 295,509 147,000       --       315,500       80,000       4,500
 Executive President and     1993 238,014  88,320       --           --        60,000       4,497
 Chief Financial Officer     1992 191,931  76,027       --           --        48,000       4,364

Kanwal S. Rekhi..........    1994 237,607  95,000       --       315,500       80,000       4,500
 Executive Vice              1993 232,097  84,640       --           --        55,000       4,497
 President--Corporate        1992 191,971  76,027       --           --        60,000       4,364
 Technology

- --------
(1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan, is included in the year earned.

(2) Cash bonuses for services rendered in fiscal years 1994, 1993 and 1992, have been listed in the year earned, but were actually paid in the following fiscal year. Bonuses were calculated based on the operating results of the Company and performance of the individuals. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation".

(3) Mr. Frankenberg received $190,500 to cover major expenses relating to the relocation of his primary resident from California to Utah. Additionally $110,196 was for the gross up of taxes on the total related relocation expenses.

(4) Restricted stock awards are valued in the Executive Compensation Table at the Company's closing price on the date of grant less exercise price of $.10 a share. Mr. Frankenberg received a Restricted Stock Grant on April 5, 1994. Such shares vest equally over two years on award date. As of 1994 fiscal year end, Mr. Frankenberg had 36,500 shares of unvested restricted stock with a value of $634,188. Named Officers Marengi, Burnside, Tolonen and Rekhi each received a Restricted Stock Grant on October 19, 1994. Such shares vest over a two year period with 25 percent vested one year from award date and the remaining 75 percent vested two years from award date. As of 1994 fiscal year end, each Named Officer had 20,000 shares of unvested restricted stock with a value of $347,500. Officers have the right to vote such shares but do not receive dividends as Novell does not pay dividends. No restricted shares vested in fiscal 1994.

(5) The Novell option plans are administered by the Compensation Committee of the Board of Directors. The committee determines the eligibility of employees and consultants, the number of shares to be granted and the terms of such grants. Upon a change in control, unvested options shall be assumed by the acquiring company. The Board of Directors has the right to accelerate unvested options if the acquiring company is unwilling to assume the options. The plans provide for various methods of exercise. The company currently allows cash, cashier check or cashless exercises.

(6) The stated amounts are Company matching contributions to the Novell, Inc. Retirement and Savings Plan.

(7) Mr. Frankenberg joined the Company as Chief Executive Officer and President in April 1994 and was appointed Chairman of the Board in August 1994.

(8) Mr. Noorda resigned from his position as Chief Executive Office and President in April 1994. Mr. Noorda resigned as Chairman of the Board in August 1994 and resigned as a Board member in November 1994.

DIRECTOR COMPENSATION

  Non-employee Directors of the Company receive an annual retainer of $20,000 plus a Board meeting fee of $1,200 for each Board meeting attended. Additionally, the directors are reimbursed for their expenses incurred in attending meetings of the Company's Board of Directors. Non-Employee Directors receive $1,000 additional compensation for committee meetings attended with the Committee chairman receiving an annual retainer of $2,500. All new non-employee directors receive an option grant at fair market value under the Non-employee Director Plan to purchase 72,000 shares of common stock, Directors Ashton and Bastian received such a grant in October 1994 and Director Young received such a grant in January 1995, when they were appointed to the Board of Directors. Options vest over three years. Upon change in control an option will become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board. See also "Executive Compensation--Non-Employee Directors Stock Option Plan".

  Novell has established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $100,000 per year for ten years to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

STOCK OPTION GRANTS IN FISCAL YEAR 1994

  The following table provides information with respect to stock options granted during fiscal 1994 to the Named Officers. No stock appreciation rights have been granted by the Company.

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK
                                                                     PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                   OPTION TERM(1)
                         ------------------------------------------- ----------------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING   GRANTED TO
                          OPTIONS     EMPLOYEES  EXERCISE
                          GRANTED     IN FISCAL   PRICE   EXPIRATION
       NAME                (#)(2)      YEAR(3)    ($/SH)     DATE      5% ($)     10% ($)
       ----              ----------   ---------- -------- ---------- ---------- -----------
Robert J. Frankenberg...  600,000(4)     2.91%    16.875   04/05/04   6,367,558  16,136,642
Raymond J. Noorda.......      --          --         --         --          --          --
Joseph A. Marengi.......   15,000(5)      .07     17.50    10/05/01     106,864     249,038
                           80,000(6)      .39     15.875   10/19/04     798,696   2,024,053
Mary M. Burnside........   80,000(6)      .39     15.875   10/19/04     798,696   2,024,053
James R. Tolonen........   80,000(6)      .39     15.875   10/19/04     798,696   2,024,053
Kanwal S. Rekhi.........   80,000(6)      .39     15.875   10/19/04     798,696   2,024,053

- --------
(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven-year or ten-year term of the option. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) The Novell option plans are administered by a committee of the Board of Directors. The committee determines the eligibility of employees and consultants, the number of shares to be granted and the terms of such grants. Upon change in control unvested options shall be assumed by the acquiring company. The Board of Directors has the right to accelerate unvested options if the acquiring company is unwilling to assume the options. The plans provide for various methods of exercise. The Company currently allows for cash, cashier check or cashless exercise.

(3) Options to purchase an aggregate of 20,602,634 shares were granted to employees in fiscal 1994. Of such shares 7,430,961 shares were granted based on the Company's Exchange Program for employees (excluding Named Officers, other Company Officers and Directors) with options at prices greater than current Fair Market Value.

(4) Non-statutory option has an exercise price equal to the fair market value on the date of grant, vests at a rate of 25 percent per year on the first, second, third and fourth anniversary of the grant date and has a term of ten years.

(5) Non-statutory option has an exercise price equal to the fair market value on the date of grant, vests at a rate of 25 percent per year on the first, second, third and fourth anniversary of the grant date and has a term of seven years.

(6) Non-statutory option has an exercise price equal to the fair market value on the date of grant, vests over four years (with 25 percent vesting one year from grant date and thereafter 6.25 percent vesting quarterly).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The number of options exercised and the value realized from any such exercise during fiscal 1994 and the number and value of options held at fiscal year end for the Named Officers are set forth in the following table.

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            SHARES     VALUE     OPTIONS AT FY-END (#)         FY-END ($)(1)
                         ACQUIRED ON  REALIZED ------------------------- -------------------------
       NAME              EXERCISE (#)  ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----              ------------ -------- ----------- ------------- ----------- -------------
Robert J. Frankenberg...       --          --       --        600,000          --      $300,000
Raymond J. Noorda.......       --          --       --            --           --           --
Joseph A. Marengi.......       --          --    49,700       153,100     $144,331      158,556
Mary M. Burnside........       --          --    90,000       170,000      427,500      120,000
James R. Tolonen........    20,000    $329,520   59,000       149,000      285,000      120,000
Kanwal S. Rekhi.........       --          --    93,750       151,250      712,500      120,000

- --------
(1) Value of unexercised options is (i) the fair market value of the Company's Common Stock at fiscal 1994 year end ($17.375 per share) less the option exercise price per share, times (ii) the number of shares subject to the option.

(2) Value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, times (ii) the number of shares exercised.

EMPLOYMENT CONTRACT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  All Named Officers of Novell are currently under employment contracts.

  Novell entered into an employment agreement with Mr. Frankenberg on April 4, 1994. Pursuant to the agreement Mr. Frankenberg (i) will receive a minimum annual base salary of $500,000, such salary will be reviewed annually, (ii) will participate in the executive incentive bonus program and be eligible to earn an annual bonus of up to 80 percent of base salary based upon the accomplishment of certain performance goals, (iii) was granted an option to purchase 600,000 shares of Novell Common Stock on April 5, 1994 at an exercise of $16.875 (the fair market value on such date), (iv) was awarded a restricted stock grant for 36,500 shares of common stock, (v) was provided with a relocation package to cover out of pocket expenses, (vi) was provided with an apartment in California.

  In the event of Mr. Frankenberg's involuntary termination other than for cause within two years after commencement of employment or involuntary termination at any time within 12 months after a change in control other than for cause or constructive termination, he will receive a severance payment equal to two years of current base salary and two years of incentive bonus. In the event of involuntary termination other than for cause at any time after two years after commencement of employment, he shall be entitled to a severance payment equal to two years of current base salary.

  Mr. Frankenberg's vesting of stock options and restricted shares shall be affected in the following manner: Upon change of control within two year from commencement of employment, 50 percent of unvested stock options and restricted stock shall become vested and exercisable. If involuntary termination other than for cause or constructive termination, within 12 months after change of control, all unvested stock options and restricted stock shall become vested and exercisable.

  In the event that any payments received would be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount retained by Mr. Frankenberg would be equal to the net payments after income taxes, had the excise tax and resulting gross-up not been imposed.

  Novell entered into employment contracts with Named Officers Marengi, Burnside and Tolonen on November 1, 1994. The term of the contracts is for two years with an automatic renewal for 18 months, unless terminated by either party, with salary being reviewed annually. Base salary per the contract is as follows: Officer Marengi's base salary is $333,333, Officers Burnside and Tolonen base salary is $350,000. All Named Officers will participate in the executive incentive bonus program. Based upon the accomplishment of certain performance goals Named Officers Marengi, Burnside and Tolonen are eligible to earn bonus of 50, 40, 40 percent, respectively, of their base salaries.

  Each Named Officer was granted an option to purchase 80,000 shares of Common Stock with an exercise price equal to the fair market value of the Company's stock. Such shares vest over four years with 25 percent vested one year from award date and thereafter 6.25 percent quarterly. Additionally each Named Officer was awarded a Restricted Stock Grant with a purchase price of $.10 and vesting of 25 percent one year from award date and the remaining 75 percent vesting two years from award date.

  In the event of termination without cause or constructive termination after a change of control, Officer Marengi will receive 1.5 times his base annual salary. Officers Burnside and Tolonen will received 1.4 times their base annual salary. All Named Officers will receive an accelerated vesting of an additional 12 months for unvested options. If said termination should occur within the first year of the restricted stock vesting, 50 percent of restricted stock shares shall become vested and if within the second year all remaining unvested restricted stock shares shall become immediately vested.

  If any payment or benefit to be received by the Named Officers upon a Change in Control would result in the payment being subject to excise tax (under
Section 4999 of the Code), the payment that the Named Officer would receive will either be (i) the full payment or (ii) such lesser amount that would not result in any portion of the payment being subject to excise tax, whichever results in the receipt by the Named Officer of the greatest amount of the payment (on an after-tax basis).

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Novell, Inc. Non-Employee Directors Stock Option Plan ("Directors Plan") is administered by a committee of the Board of Directors. However, the time of grant, number of shares granted, exercise price and vesting schedule are established by the terms of the Directors Plan and are not subject to the discretion of the committee or any person. Only non-employee directors may participate in the Directors Plan.

  Under the Directors Plan, all new non-employee directors are automatically granted an option to purchase 72,000 shares (an "Initial Option") on the date of their initial election or appointment to the Board of Directors. A similar option was granted to directors serving on the date the Directors Plan was approved by the shareholders. Pursuant to this provision, directors Alan Ashton and Bruce Bastian were granted an Initial Option having an exercise price of $15.875 per share upon their appointment to the Board of Directors on October 19, 1994. Director Young was granted an Initial Option having an exercise price of $18.50 per share upon his appointment to the Board of Directors on January 23, 1995. All options are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on date of grant, vest annually at the rate of 33 1/3 percent per year and have a term of ten years. Upon change in control, an option will become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board.

  On October 29, 1994, fiscal 1994 year end, options to purchase 464,000 shares of the Company's Common Stock under the Directors Plan were outstanding at a weighted average exercise price of $18.43 per share.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

MEMBERSHIP OF THE COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent non-employee directors: Mr. Wilson (Chairman), Ms. Bond and Mr. Messman. Mr. Noorda, who served as the Company's Chief Executive Officer until April 4, 1994, and his successor, Mr. Frankenberg, the Chief Executive Officer of the Company since April 4, 1994, and certain other executive officers of the Company may attend meetings of the Committee, but are not present during discussions or deliberations regarding their own compensation.

MERGER WITH WORDPERFECT CORPORATION

  In June 1994, near the end of its fiscal third quarter, Novell acquired the WordPerfect Corporation via a pooling of interests merger. Through the end of Novell's 1994 fiscal year, each of the officers of Novell and WordPerfect remained on their respective company's separate compensation plans. Incentive compensation relating to corporate performance under these plans continued to be based upon respective separate company results. However, certain executive officers' specific objectives were expanded to include merger related activities and post merger responsibilities.

  Separate Novell performance exceeded incentive plan threshold levels of both revenue and earnings. No payments were earned from the separate WordPerfect year end incentive plan.

RESPONSIBILITIES OF THE COMMITTEE

  Acting on behalf of the Board of Directors, the Committee's responsibilities include the following:

  . Establishing the general compensation policy of the Company for all executive officers.

  . Determining compensation levels for the Chief Executive Officer (the
    "CEO") and other executive officers.

  . Administering the Company's Senior Management Incentive Plan (the
    "Incentive Plan"), including approving target bonuses, performance objectives and actual bonus payments for executive officers.

  . Administering the Company's Employee Stock Plans, including determining eligibility, the number and type of options to be granted and the terms of such grants.

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company, and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, a substantial portion of the compensation of each executive officer is contingent upon Company performance and adjusted as appropriate for individual performance.

1994 EXECUTIVE OFFICER COMPENSATION

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with an independent outside consulting firm, has developed executive compensation data from nationally recognized surveys for a group of comparable companies, which are selected on the basis of similarity in revenue level and industry segment to the Company. Approximately 50% of the companies included in this group for the 1994 executive compensation analysis are also included in the NASDAQ Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on page 20.

  The Company's executive level positions, including the CEO's, are matched to comparable survey positions and competitive levels are determined for base salary, target incentives and target total compensation. Market practices with respect to stock option grants are also reviewed. Factors considered in determining a base salary and target incentive bonus for each executive officer include Company performance, individual performance, survey data, and the scope of the executive officer's responsibility. The relative weight given to such factors varies as between executive officers, based upon their respective responsibilities and capacity to affect Company performance.

  Incentive bonuses for executive officers are determined according to the Incentive Plan, based upon a combination of Company and individual performance. In general, the Incentive Plan requires that at least 80% of each objective must be achieved before any bonuses are paid to participants. In addition, each participant must substantially meet the requirements of the objectives of his or her position to receive an incentive bonus. After such minimum attainment is achieved, the Committee has the discretion to determine the appropriate percentage of the bonus to be paid to each participant, which may be greater than or less than the target bonus, based upon actual corporate and individual performance.

  In December 1993, the competitive market data for each executive officer was reviewed with the CEO. In addition, the responsibility level of each was reviewed, together with the executive officer's individual performance for the last fiscal year and objectives for fiscal 1994. The Company's performance was compared to objectives for the last fiscal year and performance targets for fiscal 1994 were also reviewed. The CEO recommended the Company's performance targets for revenue, operating profit and earnings per share. Individual performance targets were set after considering such factors as the specific organizational or business unit responsibilities of each executive officer. Based on the foregoing factors, the CEO recommended to the Committee a base salary and target incentive bonus for fiscal 1994 for each executive officer, excluding the CEO. The target incentive is the amount that would be paid after the end of the fiscal year if both the Company and the executive officer achieve the performance objectives established for the year.

  The Committee reviewed the CEO's recommendations, performance evaluations and survey data outlined above. The Committee approved a base salary level to be effective January 1, 1994 and a target incentive for fiscal 1994 for each Novell executive officer. The Committee reviewed and approved the Novell Incentive Plan for fiscal 1994, including the Company earnings and revenue objectives and individual performance targets to be used for incentive determination. The fiscal 1994 target total cash compensation levels (base salary plus target cash incentives) for the Named Officers (other than the CEO) generally fall between the 50th and 75th percentiles of the comparable company market data.

  Grants under the Company's Stock Plan are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of share price over time and encourage continued employment with the Company. Stock options generally become exercisable over a four-year period at a price that is equal to the fair market value of the Company's stock on the date of grant. The restricted stock purchase grants allow each officer to acquire shares at a nominal cost, are subject to a two year vesting schedule of 25% one year from grant date and the remaining 75% two years from grant date, pursuant to which each officer may take possession of such shares.

  In October 1994, the CEO recommended to the Committee proposed fiscal 1995 base pay, target incentive compensation and stock option grants as well as restricted stock purchase grants for executive officers, other than the CEO. Executive officers now include certain previous WordPerfect executives. Base pay and incentive compensation, stock option grants and restricted stock purchase grants were determined, reviewed and approved by the Committee in the context of the Company's performance to date relative to its fiscal 1994 objectives, the executive officers' responsibility level in the new merged corporation, performance of the executive officer, survey based total compensation targets, prior stock grants to each executive officer, and the level and exercise price of outstanding vested and unvested options. The relative weight given to each such factor varied as between executive officers. In evaluating Company performance, the Committee gave consideration to the acquisition of WordPerfect Corporation which was accounted for as a pooling of interests transaction and the effect that such transaction, and the costs incurred in connection with such transaction, had on the revenue and earnings targets of the Company for the year.

  In December 1994, the Committee reviewed and approved incentive awards for fiscal 1994 for executive officers. Incentive compensation based upon 1994 corporate performance was computed using each officer's respective separate company results, as modified by their post merger individual objectives. Individual performance evaluations of each executive officer for fiscal 1994 were made by the CEO and reviewed with the Committee. Incentive awards were determined by adjusting each executive officer's target bonus based upon actual separate company performance compared to objectives and individual performance of the executive officer, following the process and formula outlined in the respective incentive plans. Based on the Company's year-end financial results, the separate Novell threshold performance levels of both the earnings and revenue objectives were exceeded. No payments were earned from the WordPerfect year end incentive plan.

1994 CEO COMPENSATION

  Mr. Frankenberg's base and target incentive compensation, stock option grant, restricted stock grant and relocation package were determined after review of industry comparable compensation for CEO's, reference to Mr. Frankenberg's previous compensation package at Hewlett-Packard Company and negotiations with Mr. Frankenberg. Mr. Frankenberg joined the Company as President and CEO on April 4, 1994. Base salary for the Company's CEO, Robert
J. Frankenberg, during that portion of fiscal year 1994 that he served as CEO was set in the Company's offer of employment to Mr. Frankenberg, who previously was Vice President and General Manager of the Personal Information Products Group at Hewlett Packard. Mr. Frankenberg's actual incentive compensation was determined using the criteria described above for executive officers generally. Mr. Frankenberg's bonus payout amount in fiscal 1994 was based on Company performance, (excluding the effect on financial results of the WordPerfect acquisition), calculated by reference to the overall financial results of the Company for the year, including revenue, operating profit and earnings per share. In evaluating individual performance, the Committee gave consideration to the successful completion of the acquisition of WordPerfect Corporation and the effect that such transaction, and the costs incurred in connection with such transaction, had on the revenue and earnings targets of the Company for the year and on the progress made toward the integration of the two companies. Mr. Frankenberg's base salary is at approximately the 50th percentile of comparable company market data.

  Raymond J. Noorda served as CEO of the Company through April 4, 1994, at which time he retired and Mr. Frankenberg was hired. Mr. Noorda received a base salary substantially below market competitive levels for comparable chief executive officers. For the period in fiscal 1994 that Mr. Noorda served as Chief Executive Officer, his base salary remained below the 25th percentile of comparable company market data. In addition, Mr. Noorda did not receive any cash incentives or stock option grants for fiscal 1994.

EXCHANGE PROGRAM

  On September 7, 1994, the Board of Directors approved a Stock Option Exchange Program pursuant to which all employees were given an opportunity to exchange their outstanding options for new options at an exercise price of $15.38, pursuant to which outstanding higher priced options could be exchanged for a lesser number of new options on the basis of two new shares for three old shares. All new option grants have approximately the same vesting as the old grant but may not be exercised for a period of one year.

  While the Company had not previously repriced any existing options, the Board of Directors felt it was in the best interest of the Company and its shareholders to do so in light of, among other things (i) the addition of approximately 5,000 new employees resulting from the WordPerfect acquisition;
(ii) the need to grant Novell options to these new employees; and (iii) the vast disparity in exercise price of options outstanding in the hands of existing Novell employees as compared to such new grants to previous WordPerfect employees. Executive officers and members of the Board of Directors were not eligible for the exchange program.

  On Wednesday, October 19, 1994, the Board of Directors approved resolutions relating to future option repricing. Those resolutions provided, among other things, that from that date forward, no outstanding employee options under the Company's existing stock option plans will be repriced through December 31, 1996 without first obtaining shareholder approval and if, during such period, the Company submits to a vote of its stockholders any additional employee stock option plans, that those plans will provide that there will be no repricing of options issued thereunder except with prior stockholder approval.

QUALIFYING COMPENSATION

  The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is based within the meaning of the Section. Since the cash compensation of each of the Company's executive officers is below the $1 million threshold and since the Committee believes that any options granted under the Company's option plans will meet the requirement of being performance-based under the provisions of the Section, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under applicable tax laws.

  Respectfully submitted,

    Ian R. Wilson, Chairman
    Elaine R. Bond
    Jack L. Messman

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS

                                                 INDEXED/CUMULATIVE RETURNS
                                             ----------------------------------
                                       BASE
                                      PERIOD
         COMPANY/INDEX NAME            1989   1990   1991   1992   1993   1994
         ------------------           ------ ------ ------ ------ ------ ------
Novell, Inc..........................  100   173.69 726.42 856.26 603.59 519.37
S&P 500..............................  100    92.52 123.51 135.81 156.10 162.14
NASDAQ Computer & Data Processing
 Services............................  100    90.57 198.21 231.25 258.43 311.86

  The NASDAQ Computer & Data Processing Services Index is composed of all NASDAQ companies with an SIC Code of # 737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

PAST FIVE YEAR AVERAGE COMPOUNDED ANNUAL RETURN

Novell, Inc............................ 39.03%
S&P 500................................ 10.15%
NASDAQ Computer & Data Processing
 Services.............................. 25.54%

                              CERTAIN TRANSACTIONS

  WordPerfect was co-founded in 1979 by Alan C. Ashton, Ph.D. (Dr. Ashton) and Bruce W. Bastian (Mr. Bastian). Dr. Ashton and Mr. Bastian joined the Novell Board of Directors in October 1994.

  Prior to September 30, 1993, WordPerfect had been organized as numerous legal entities under the common control of Dr. Ashton and Mr. Bastian. These entities, including WordPerfect, WP Leasing, Inc., ABP Development, WordPerfect Publishing Corporation, ComputerShow, WP Properties, WordPerfect International, Reference Software International (RSI), and SoftCopy, Inc., owned the assets and conducted the operations of WordPerfect. On September 30, 1993, the common stock of RSI owned by the shareholders was contributed to WordPerfect. Also the owner's interest in WP Properties was transferred to WordPerfect in exchange for $5 million cash and notes of $75 million (the "Notes"), payable to Dr. Ashton and Mr. Bastian, which represented WP Properties' net book value at the date of the transfer. Under the terms of the merger with Novell the Notes ($75 million) together with accrued interest ($3 million) were due and payable within 30 days of merger. Dr. Ashton and Mr. Bastian equally shared the proceeds which were paid in July 1994.

  WordPerfect entered into agreements with Mr. Lewis Bastian, a brother of Mr. Bastian, in connection with the development and sale of DataPerfect, a general purpose database software program, and TOOL, an object-oriented language used for software development. Pursuant to these agreements, WordPerfect paid Mr. Lewis Bastian consulting fees and royalty payments of $718,000 and $474,000 in fiscal 1993 and 1992, respectively. In February 1994, WordPerfect agreed to pay Mr. Lewis Bastian $3 million over four years in exchange for a termination of these agreements. Novell assumed this obligation in the merger.

  Prior to the merger with WordPerfect, Novell and Dr. Ashton and Mr. Bastian entered into a Tax Matters Agreement, which provides among other things, that Dr. Ashton and Mr. Bastian will severally and not jointly indemnify WordPerfect and Novell with respect to any U.S. federal and Utah and New Mexico state income tax liability (including interest and penalties) arising out of a failure of WordPerfect or its affiliates to have been S corporations during any taxable year (or that portion of any taxable year) for which such corporations reported for federal and Utah and New Mexico state income tax purposes that they were S corporations. Dr. Ashton's and Mr. Bastian's liability for purposes of such indemnification is limited in certain respects pursuant to the terms of the Tax Matters Agreement.

  In December 1992, ABP Investments, L.C., a limited partnership owned by Dr. Ashton (47.5%), Mr. Bastian (47.5%) and another individual (5%) transferred certain real property directly related to WordPerfect's business to WP Properties, initially owned by Dr. Ashton (50%) and Mr. Bastian (50%). The remaining assets, which consisted of certain parcels of real property not directly related to WordPerfect's business, were transferred to BAT Investments, L.C., a limited liability company owned by Dr. Ashton (44.8%), Mr. Bastian (44.8%) and Mr. R. Duff Thompson, a current executive officer of Novell (10.4%). Aggregate lease payments from Novell to BAT Investments, L.C. after the WordPerfect merger with respect to such properties were $98,000 in fiscal 1994.

  UPA Associates, a limited liability company substantially owned by Dr. Ashton and Mr. Bastian provides property maintenance services to WordPerfect. Since the WordPerfect merger in June 1994, payments from Novell to UPA Associates through October 29, 1994 were approximately $273,000.

  In fiscal 1994, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 1995 for advice on legal matters.

  On August 5, 1994 the Company provided Mr. Frankenberg with an interest free bridge loan of $631,964 for the purchase of his home in Utah. On September 13, 1994 upon the sale of his home in California, as per the bridge loan agreement, the loan was paid in full by Mr. Frankenberg.

                              INDEPENDENT AUDITORS

  The Board of Directors has approved a resolution retaining Ernst & Young LLP as its independent auditors for fiscal 1995. Ernst & Young LLP has audited the Company's financial statements since 1987. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                     SECTION 16(A) REPORTING DELINQUENCIES

  Each director, each 10 percent shareholder and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required to report to the Securities and Exchange Commission by a specified date his or her transactions in the Company's securities. Officer Stephen Wise timely filed a required Form 4 for the month of January 1993 but a sale of 2,880 shares had been inadvertently omitted. Upon discovering such error, he subsequently amended such Form 4 to reflect such sale, which amendment was filed late.

                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to be included in the Company's proxy materials for the 1996 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (1555 North Technology Way, Orem, Utah 84057) no later than October 20, 1995 in order to be considered for possible inclusion in such proxy materials.




                                      LOGO

                                 Recycled Paper

                                 NOVELL, INC.
                           1555 North Technology Way
                                Orem, UT  84057

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Robert J. Frankenberg, James R. Tolonen and David R. Bradford and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc. to be held at the Corporate Headquarters, 1555 North Technology Way, Orem, Utah on Wednesday, April 12, 1995, at 2 p.m. Mountain Time and at any adjournments thereof, to vote as designated.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, FOR APPROVAL AND RATIFICATION OF THE ADOPTION OF AN AMENDMENT TO THE NOVELL, INC. 1989 EMPLOYEE STOCK PURCHASE PLAN, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                          (Continued on reverse side)
- -------------------------------------------------------------------------------
1.  Election of Directors:
    Vote For            Withhold       (INSTRUCTION: To withhold authority to
all nominees listed    Authority                     vote for any individual
(except as marked)   to vote for all                 nominee, strike a line
                                                     through the nominee's name
                                                     in the list below)
                                       Nominees: Robert J. Frankenberg, Alan C.
                                       Ashton, Bruce W. Bastian, Elaine R. Bond,
                                       Jack L. Messman, Kanwal S. Rekhi, Larry
                                       W. Sonsini, Ian R. Wilson and John A.
                                       Young


2. Approve the adoption of an amendment to the Company's Restated Certificate of Incorporation.

   Vote For                        Vote Against                       Abstain

3. Approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan.

   Vote For                        Vote Against                       Abstain

4. IN THEIR DISCRETION to act upon such other business as may properly come before the meeting or any adjournments thereof.

Authorization granted:                 Authorization withheld

                                       Dated:                         1995
                                             -------------------------

                                       -----------------------------------
                                            Signature of Shareholder(s)

                                       -----------------------------------
                                            Signature of Shareholder(s)

                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.